Exhibit 99.2

To the Voting Members of Great Lakes Cooperative:

January 10, 2008

(INDIVIDUAL NAME)

(COMPANY NAME)
(ADR1)

(ADR2)

(CITY) (ST) (ZIP)

Re:

Plan of Merger

Great Lakes Cooperative and Green Plains Renewable Energy, Inc.

Dear (INDIVIDUAL NAME),

On August 15, 2007, the Great Lakes Cooperative (GLC) board of directors adopted a Plan of Merger with Green Plains Renewable Energy, Inc., an ethanol production company.

The proposed merger combines GLC and Green Plains to create a stronger, more competitive company.  GLC members will receive liquidity and the opportunity to benefit from a vertically-integrated operation.

The merger requires the approval of GLC voting members. (SHAREHOLDER NAME), as a GLC voting member, we ask you to carefully consider all the information contained in this packet.  Your participation in this election is critically important.

Proceeds from Merger

If approved, GLC members as group will receive approximately $12.5 million in cash and 551,065 shares of Green Plains’ common stock.  Green Plains’ common stock is listed under the stock symbol “GPRE” on The NASDAQ Capital Market and the American Stock Exchange. After the merger, GLC members will own approximately 7.1% of GPRE stock.

(SHAREHOLDER NAME), based on your GLC interests, your share of the distribution of proceeds is as follows:

Distribution of Proceeds

Cash	(CASH AMOUNT)
GPRE Common Stock Shares	(# GPRE SHARES)
% Interest in the Escrow Account	(ESCROW % AMOUNT)

Members with GLC stock with a par value of less than $1,000 receive cash only.  Members with GLC stock with a par value of more than $1,000 receive a combination of cash and stock. Additionally, GLC members will receive an interest in an Escrow Account that will be established to hold GLC’s investments in regional cooperatives. Green Plains’ shareholders receive no consideration in connection with the proposed merger. The formula for conversion and distribution of the proceeds is contained in the Registration Statement at pages 43-44.

Plan of Merger

The enclosed Registration Statement provides you with detailed information about Green Plains, GLC and the Plan of Merger.  If approved, GLC will become a wholly-owned subsidiary of Green Plains.  It will continue to operate as a full-service business partner with area agricultural producers.   Details of the combined organization are contained in the Registration Statement at page 37.

The GLC board is recommending this merger with Green Plains and we believe that the merger will result in a number of benefits and that the combined organization will capture the efficiencies of vertical integration.  The combination would match GLC’s grain marketing and handling strengths with Green Plains’ feedstock procurement requirements.  Additionally, we believe that the long-term opportunities to jointly develop innovations and efficiencies in the production of grain feedstock for the ethanol industry will benefit our members.

Green Plains’ current board and management team will lead the combined organization. It is anticipated that most, if not all, of GLC’s employees will remain as employees of the combined organization after the combination.

Information Meetings

Several information meetings are scheduled to provide GLC members with additional information.  GLC and Green Plains staff will be available to answer questions and address concerns.

Schedule of Information Meetings

Location	Date and Time
Clay County Regional Events Center 800 West 18th Street Spencer, Iowa 51301	January 22, 2008 7:00 p.m.

Community Center – City Hall 806 N Avenue Milford, Iowa 51351	January 23, 2008 9:00 a.m.

VFW Hall 314 South 1st Street Estherville, Iowa 51334	January 23, 2008 7:00 p.m.

The GLC board of directors strongly encourages you to attend at least one of the information meetings to learn more about this merger and its impact on you and your farming operations.

Approval of Merger

The merger will only occur if it is approved by GLC voting members.  For approval, over 50% of Class A members must cast ballots, and two-thirds of the ballots cast must support the merger by voting YES.

Ballots will be counted by independent tellers at a special meeting at the GLC offices in Everly on February 4, 2008 at 1:30 p.m. Only ballots that are received by the last call for ballots on February 4, 2008 at 1:30 p.m. will be counted.   GLC voting members can cast their ballot in four manners: (1) by mail using the enclosed ballot and envelope, (2) by voting at any of the information meetings listed above, (3) by dropping off your ballot at any GLC office prior to last call for ballots on February 4, 2008 at 1:30 p.m., or (4) by voting at the special meeting on February 4, 2008 at 1:30 p.m.

Enclosed are a green ballot and two envelopes. After completing your green ballot, please place it in the green envelope and seal.  Then, place the green envelope in the larger envelope, seal and return to GLC.  The envelopes will remain sealed until after the last call for ballots at the special meeting on February 4, 2008 at 1:30 p.m.

You may obtain additional ballots and envelopes if you lose the enclosed copies or you want to change your ballot.  You must sign your name on the outside of the larger envelope if that envelope does not have a pre-printed return address on it.

Recommendation

This merger has received the unanimous support of your directors, and we ask you to vote YES on the enclosed ballot.

Your participation in this election is critically important.  We strongly encourage you to read and carefully consider the enclosed Registration Statement in its entirety.  Thank you.

Sincerely,

/s/ Kevin D. Adolf

Kevin D. Adolf

President, Great Lakes Cooperative